Exhibit 12

              JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS OF DOLLARS)

                         Nine Months Ended 31 July

                         1995                1994
Earnings:

 Income before income
   taxes and changes
   in accounting         $133,912            $114,788

Fixed charges             175,298             117,883

     Total earnings      $309,210            $232,671

Fixed charges:

Interest expense         $173,472            $115,967

Rent expense                1,826               1,916

  Total fixed charges    $175,298            $117,883

Ratio of earnings to
 fixed charges*              1.76                1.97
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                         Year Ended 31 October

Earnings:                 1994        1993     1992

Income before income
  taxes and changes
  in accounting          $161,809  $169,339  $142,920

Fixed charges             168,507   170,226   191,930

 Total earnings          $330,316  $339,565  $334,850

Fixed charges:

Interest expense         $166,591  $167,787  $189,288

Rent expense                1,916     2,439     2,642

Total fixed charges      $168,507  $170,226  $191,930

Ratio of earnings to
  fixed charges*              1.96     1.99      1.74
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                         Year Ended 31 October

Earnings:                1991              1990

Income before income
  taxes and changes
  in accounting          $110,820       $ 99,366

Fixed charges             230,901        216,985

Total earnings           $341,721       $316,351

Fixed charges:

Interest expense         $228,308       $214,707
Rent expense                2,593          2,278

Total fixed charges      $230,901       $216,985

Ratio of earnings to
  fixed charges*             1.48           1.46

_____
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.